Exhibit 10.1

April 13, 2010

VIA HAND DELIVERY

Mr. Charles H. Noski

Dear Charles:

We are pleased that you are considering joining Bank of America Corporation (“BAC” or the “Company”) in Charlotte. This letter confirms the terms of our offer with respect to your planned employment with an anticipated Start Date of Tuesday, May 11, 2010. You will join the Company as Executive Vice President and Chief Financial Officer reporting to Brian T. Moynihan, Chief Executive Officer of BAC. The details of our offer are outlined below.

Compensation

Signing Bonus

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You will receive a signing bonus of Five Hundred Thousand Dollars ($500,000) within forty-five (45) days of your Start Date. This bonus is being paid to encourage you to accept our offer and to begin your employment with the Company on an expedited basis. This bonus payment must be repaid to the Company within thirty (30) days should you voluntarily terminate your employment within twelve (12) months of your receipt of payment as is reflected in the attached Reimbursement Agreement (for Signing Bonuses and Supplemental Payments).

Base Salary

•	You will receive an annual base salary of Eight Hundred Thousand Dollars ($800,000), payable on a semi-monthly basis in accordance with the Company’s normal payroll practices.

Performance Incentive Awards

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You will be eligible to participate in one of the Company’s discretionary performance incentive plans. Performance incentive awards granted under the plan (“Performance Incentive Awards”) acknowledge exceptional performance and are intended to attract and retain top talent for the Company.

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For performance year 2010, you will be eligible to receive a Performance Incentive Award with a target value of Seven Million Two Hundred Thousand Dollars ($7,200,000). This target is comprised of a Restricted Stock Award with a target value of Four Million Eight Hundred Thousand Dollars ($4,800,000) granted in February 2011 and a cash payment with a target value of Two Million Four Hundred Thousand Dollars ($2,400,000) payable in February 2011. Provided you remain continuously employed by the Company or any of its affiliates and receive a Restricted Stock Award for performance year 2010, the terms of such award will be consistent with the terms of Restricted Stock Awards provided to other direct reports to the Chief Executive Officer. You will receive a detailed package related to this Restricted Stock Award shortly after the award date. This package will contain the specific terms of your award, including vesting, forfeiture and clawback provisions, and will in all events be the governing document for your award.

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This target award is not a commitment for an award in any particular dollar amount. Your eligibility for an award and the actual value of such award will be determined in the sole discretion of the Company and therefore could be greater or less than the stated target amount based upon: [1] your overall level of performance and the satisfactory performance of your job objectives; [2] the performance and contributions of your line of business and / or group; and [3] the overall success of the Company; provided that your 2010 Performance Incentive Award shall not be pro-rated based on your Start Date of May 11, 2010.

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In order to be eligible to receive a Performance Incentive Award, you must remain continuously employed by the Company or any of its affiliates in good standing through the date the award is actually granted. Except as may be otherwise specifically provided for herein, in the event that you voluntarily resign your employment, or the Company terminates your employment for any reason, you are not eligible for and shall not be entitled to receive any additional compensation other than the continuation of your base salary through your separation date, and the payment of accrued but unused vacation.

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Although generally granted in February following the close of the applicable performance year, a portion of this award is offered to you as incentive to encourage you, as a valued associate, to remain employed by the Company. Therefore, notwithstanding the description of the target allocation of restricted stock and cash for your 2010 Performance Incentive Award described above, the 2010 Performance Incentive Award and any subsequent Performance Incentive Awards may be granted in any combination of cash, a long term cash award, restricted stock shares / units or other forms of compensation at the Company’s discretion, and will be valued according to the Company’s method of valuing all forms of compensation. The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation for a performance year, including the right to grant awards in any form that Bank of America, in its sole discretion, deems equivalent.

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Any equity award made as part of your Performance Incentive Award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any. Currently, as indicated in the Company’s 2010 Proxy Statement, equity awards for Executive Officers provide for both detrimental conduct and performance based clawbacks. The Company reserves the right to amend, modify or terminate any of its plans or programs at any time in its sole discretion; provided, however, that no such amendment, modification or termination will adversely affect your rights without your consent under (i) any award previously granted to you or (ii) the “Equity Award Retirement Eligibility” provision set forth below.

Relocation

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To defray moving costs and other expenses you incur as you relocate your principal place of employment to our offices in Charlotte, you will be eligible to receive the benefits applicable to executives at your level under the Bank’s standard Relocation Policy as well as an additional two (2) months temporary housing (up to a maximum of four (4) months total temporary housing), although, as an Executive Officer of the Company, the application of the various features of the Relocation Policy to you are subject to the approval of the Compensation and Benefits Committee of the Board of Directors. A summary of the Relocation Policy is provided with this letter.

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To receive these relocation benefits, you must accept this offer and return a countersigned copy of this letter and any required paperwork. These relocation benefits are being paid to you to encourage you to accept our offer of employment and to remain employed with the Company or any of its affiliates through at least the one-year anniversary of your May 11, 2010 Start Date. Accordingly, the value of these benefits must be repaid to the Company within thirty (30) days should you [i] voluntarily terminate your employment within twelve (12) months of your Start Date or [ii] fail to relocate your principal place of employment to the Company’s Charlotte offices. By signing below you further agree that in the event the value of the relocation benefits is to be repaid, the Company may collect any such mandatory repayments, in full or in part, by deducting them from amounts otherwise due to you from the Company, and you hereby authorize such deduction(s).

Detrimental Conduct and Claw Back Provisions

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You will not be eligible to be paid the described financial commitments if you engage in “Detrimental Conduct”. In addition, to the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct, the Company will be entitled to recover from you in its sole discretion, any component(s) of the financial commitments described herein.

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Detrimental Conduct means (A) any conduct that would constitute “Cause” as defined below or (B) any one of the following: [1] any act or omission by you resulting or intended to result in personal gain at the expense of the Company; [2] the improper disclosure by you of proprietary, privileged or confidential information of the Company or a Company client or former client or breach of a fiduciary duty owed to the Company or a Company client or former client; [3] improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of Company records, unauthorized removal of Company property or information, intentional violation or negligent disregard for the Company’s policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Company, conduct causing reputational harm to the Company or its clients, or the use of the Company’s property, facilities or services for unauthorized or illegal purposes; [4] the performance by you of your employment duties in a manner deemed by the Company to be grossly negligent; [5] the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company to public ridicule or embarrassment; [6] your taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company during or after your employment with the Company.

•	As an Executive Officer of the Company, you will also be subject to the Company’s Incentive Compensation Recoupment Policy.

Eligibility for Participation in Other Benefit Plans

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To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of other executives at your level, and so long as you are an employee of the Company at the time of the adoption of the plan or program, you shall be eligible to participate in other benefit plans as adopted by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended. Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.

Equity Award Retirement Eligibility

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Notwithstanding any language elsewhere in this letter to the contrary, should you voluntarily terminate your employment on or after your attainment of age sixty (60), or if the Company should terminate your employment for any reason other than for “Cause” (as defined below) on or after your attainment of age sixty (60), any outstanding equity award(s) previously made to you by the Company will continue to vest and be paid out per the original schedule in the award agreement(s), subject to your compliance with any and all covenants and other terms and conditions of the applicable award agreement(s) and execution by you of a General Release Agreement in a form to be determined by the Company within its reasonable discretion.

No Other Financial Commitments

Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Payments Subject To Withholdings & Deductions

The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Cause

For the purposes of this letter, Cause shall mean: [1] your knowing act of fraud or dishonesty in the course of your employment; [2] your conviction of (or a plea of no contest with respect to) a crime constituting a felony; [3] your act or omission which causes you or the Company to be in violation of federal or state securities laws, rules or regulations, and / or the rules of any exchange or association of which the Company is a member, including statutory disqualification; [4] your failure to perform your essential job duties where such failure is injurious to the Company, its business interests or its reputation; [5] your material breach of any written policy applicable to your employment with the Company including, but not limited to, the Bank of America Corporation Code of Ethics or [6] your material violation of the Company’s written Confidentiality Agreement, a copy of which is being provided with this letter.

Notice Before Resignation / Retirement

Given the strategic importance of the position you are being offered and irreparable harm to the Company, its client relationships, and its business opportunities that your abrupt resignation or other voluntary departure would likely cause, and in consideration for the considerable financial commitments the Company extended to you pursuant to this offer of employment, you agree to provide the Company with one hundred eighty (180) days prior written notice of resignation, retirement or other voluntary termination of your employment. You also agree that because your services are personal and unique and because you will have access to and will be acquainted with Company Confidential Information, to the fullest extent permitted by law, this notice provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of this notice provision. The Company reserves the right to exercise its discretion with respect to the duration of this notice period (including waiving all or a portion of the notice period), but not to extend the applicable notice period beyond the period specified, to change or remove any of your duties, and/or require you to remain away from the Company’s premises, and/or take such other action as determined by the Company to aid and assist in the transition process associated with your departure. During this notice period you must continue to act in a manner consistent with your obligations as a Company employee, including but not limited to your duty of loyalty. You understand and agree that during the period after you provide the Company with written notice of resignation, you remain an employee of the Company and are not free to begin employment with another firm, absent the Company’s authorized and written consent. If the Company exercises its right to waive or shorten the notice period, the Company will continue to pay your current base salary for the entire notice period (not to exceed the applicable notice period) either in lump sum or pursuant to its regular payroll practices.

Non-Solicitation and Non-Competition Restrictions

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You agree that during your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any employee working for the Company or for a subsidiary or affiliate of the Company to terminate their employment with the Company or their employment with a subsidiary or affiliate of the Company.

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You agree that during your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any client of the Company or of a subsidiary or affiliate of the Company to terminate or modify its relationship with the Company or with a subsidiary or affiliate of the Company.

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You agree that for a period of one hundred eighty (180) calendar days after the expiration of the Notice Period, you will not engage directly or indirectly, whether as a director, officer, employee, partner, consultant, advisor, independent contractor or in any other capacity, in providing the same or similar services to those you provided to the Company or a subsidiary or affiliate of the Company to a) any competitive business identified pursuant to the Key Associate Stock Plan in effect at the time of your separation from employment; and b) any other business entity in the financial services industry which provides products or services which compete with those provided by the Company or a subsidiary or affiliate of the Company.

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You also agree that because your services are personal and unique and because you will have access to and will be acquainted with Company Confidential Information, to the fullest extent permitted by law, these non-solicitation and non-competition provisions will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of these provisions.

Benefits

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You will be eligible to participate in the employee benefit plans and programs that Bank of America offers to its associates, subject to the provisions of those plans. These benefits include a 401(k) plan, cash balance pension plan, and health and other welfare benefits such as medical, dental, vision, life, and long-term disability insurance. Bank of America also offers paid time off benefits such as occasional illness days, short-term disability, and vacation.

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You will be eligible to enroll in health care coverage the first of the month after you have completed one full month of continuous service, not counting the month you began working. For example, an associate whose employment begins January 1 would be eligible to begin coverage on March 1. To further illustrate, an associate who begins employment on May 11 would become eligible to participate on July 1.

Indemnification

The Company agrees and confirms that your rights to indemnification shall be governed by Bank of America’s Certificate of Incorporation, By-Laws and applicable law.

Other Terms & Conditions

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“Interim Period.” Assuming that you accept and agree to the terms of this letter, during the period which begins immediately after you sign and date this letter, and ends upon your actual Start Date, you acknowledge and agree that your employment with the Company has not yet begun. You further acknowledge and agree that your employment with the Company will begin on the Start Date when you start work for the Company. During the described interim period, this offer remains subject to rescission / revocation by the Company, in its reasonable discretion upon discovery of conduct or behavior by you which: [i] if you were already in the Company’s employ, would constitute Detrimental Conduct; [ii] if you were already in the Company’s employ, would constitute a breach of the representations and warranties set out in this letter; or [iii] such other behavior or conduct as is plainly and materially injurious to the Company, its business interests or its reputation.

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Employment At Will. The terms of this letter do not imply employment for any specific period of time. Rather, as is the case with all employees within the Company and Bank of America generally, your employment is at will. You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

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Background Checks. Any offer with Bank of America is contingent upon the satisfactory completion of various background investigations that include employment and education verification, a federal / national and county level criminal conviction investigation, and a FINRA Pre-Hire review. Prior to the issuance of this offer letter you were required to sign and return the Pre-Hire Authorization, and Fair Credit Reporting Act forms. In addition, if you have not already done so, please complete the background investigation authorization form and return it promptly to your Recruiting contact. All information disclosed must be accurate and complete. You will not be permitted to begin your employment until a successful background investigation has been completed.

•	Confidentiality Agreement. This offer is specifically contingent upon your signing the Company’s standard form of Confidentiality Agreement, a copy of which is being provided with this letter.

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Proprietary Rights and Information Agreement. This offer is specifically contingent upon your signing the Company’s standard form of Proprietary Rights and Information Agreement, a copy of which is being provided with this letter.

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Company Policies and Procedures. You hereby agree that, effective from and after your Start Date, you will adhere to the Company’s policies and procedures applicable to all employees generally, and / or applicable to your position and function within the Company. Upon commencement of your employment, you will be required to execute the Company’s standard forms, including if you have not already done so, the Bank of America Applicant Acknowledgment Form, and all other forms and acknowledgements required of employees generally. These policies and procedures, which you will receive in the context of your orientation, address, among other things, outside employment limitations, arbitration of disputes, compliance rules and regulations, insider trading, equal employment opportunity and sexual harassment and information security policies. You should fully familiarize yourself with these policies and procedures as they pertain to your employment. The Company reserves its full discretion to change or modify its policies and procedures, or to adopt / implement new policies.

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Senior Executive Associate Investment and Ownership Policies. You should also understand as a result of your employment with the Company you will be subject to the Senior Executive Associate Investment and Pre-Clearance Policies which will limit or restrict your ability to buy, sell or recommend securities, including the Company’s equity securities on behalf of yourself, your family and other affiliated individuals and limit the broker dealers with whom you maintain your accounts to those approved by the Company. These policies impose quarterly black-out periods involving the Company’s equity securities and require prior notice and pre-approval of personal securities related activities. In addition, you will also be subject to Section 16 of the Securities Exchange Act which, among other things, will require that you report your holdings of the Company’s equity and derivative securities and any transactions in such securities. You will receive additional information about these restrictions shortly after your Start Date. You hereby agree that, effective from and after your start date, you will adhere to and comply with the Company’s Senior Executive Associate Investment and Pre-Clearance Policy as directed by the Company. You also agree that if requested, you will execute an online certification acknowledging your receipt of and compliance with these policies and must similarly report all of your brokerage accounts. Also, as an Executive Officer, you will be subject to any applicable stock ownership guidelines.

You should also be aware that the Company has adopted a policy relating to mutual fund advisory activities and mutual fund share sales, trading, clearing and processing activities respecting (a) market timing of mutual funds, (b) late trading of mutual funds, and / or (c) the dissemination of information concerning Bank of America advised mutual fund portfolio positions. You hereby agree that, effective from and after your Start Date, you will adhere to and comply with the BAC Market Timing and Excessive Trading Prohibitions, which can be found in the Bank of America Code of Ethics provided on the offer acceptance Web site. Shortly after your Start Date, either through web-based training via the Associate

Learning Portal or through interactive voice response system via telephone, you will asked to acknowledge that you have read, understand and agree to comply with the Code and the Policy.

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Immigration Reform and Control Act of 1986 – “Form I-9.” Any offer with Bank of America is specifically contingent upon appropriate work authorization as described below. To comply with the Immigration Reform and Control Act of 1986, you are required to complete an I-9 form and provide documents confirming both your identity and your employment eligibility. The completion of Form I-9 is a two-step process which is outlined in the enclosed document entitled “Preparing For Your First Day.” Under the law, your continued employment depends upon your completion of the I-9 process. If you fail to complete the Form I-9 process before your Start Date, Bank of America will be required to suspend your Start Date until proper completion has been verified, or if circumstances warrant, to revoke and rescind this offer. Please contact your Recruiter or Staffing Manager if you have any questions regarding the completion of the I-9 process.

Outside Directorships

As a result of your employment with the Company, you will be subject to the Bank of America Outside Directorship Policy(1) as well as any additional policies in place for your business unit and the Bank of America Code of Ethics. This letter confirms that your continued service on the Microsoft Corporation Board of Directors (“Microsoft Board”) has been approved for all purposes, including the Outside Directorship Policy; provided that such approval may only be rescinded, or denied with regard to reelections to the Microsoft Board, as may be necessary to comply with applicable law or regulation.

Representations & Warranties

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“Garden Leave” / Notice Period Obligations. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

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Solicitation of Business and Former Colleagues. You further warrant and represent that you are not subject to any restrictive covenants or other continuing obligations that in any way restrict your ability to engage in or solicit any business of any type engaged in by the Company, or to participate in any recruiting or staffing efforts on behalf of the Company; provided that it is understood by the Company that you are subject to confidentiality limitations from prior employers.

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Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information. You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

[1]	Outside Directorships include all directorships or board memberships or committee memberships you hold at the time you sign this letter.

This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

Charles, we believe that you are capable of making an outstanding contribution and that we can offer you a challenging and rewarding career at Bank of America.

If you have any questions regarding the contents of this letter, the policies and procedures referenced herein, or if there is any way I can help you further, please do not hesitate to call.

Sincerely, /s/ Andrea B. Smith	Accepted and Agreed: /s/ Charles H. Noski
Andrea B. Smith Global Human Resources Executive	Charles H. Noski
	Dated:	4/13/10
Anticipated Start Date: 5/11/10

Attachments:

•	Bank of America Corporation Code of Ethics

•	Bank of America Outside Directorship Policy

•	Bank of America Relocation Policy Summary

•	Confidentiality Agreement

•	Proprietary Rights and Information Agreement

•	Reimbursement Agreement

BANK OF AMERICA CORPORATION CODE OF ETHICS

BANK OF AMERICA OUTSIDE DIRECTORSHIP POLICY

BANK OF AMERICA RELOCATION POLICY SUMMARY

Versions of the aforementioned policies as in effective from time to time are provided to employees.

Protection of Bank of America Confidential Information

and Employee and Customer Relationships

(“Confidentiality Agreement”)

I acknowledge that Bank of America, including but not limited to Banc of America Securities, its parents, subsidiaries and affiliated entities, (together “the Company”), conduct a broad and evolving range of business operations that regularly utilize and rely on confidential information which is proprietary to its businesses. I also understand that in an effort to provide competitive business services and create and preserve customer goodwill, the Company has devoted considerable financial and personnel resources to safeguarding the confidentiality of this information, and requires its employees to acknowledge their personal responsibilities and fiduciary duties in this regard. Therefore, in consideration of my employment with the Company, and in consideration of the rights and benefits afforded to me in connection therewith, including but not limited to my compensation, I hereby agree as follows:

Preservation of Confidential and Proprietary Information.

As an employee of the Company, I understand that I may obtain or have access to confidential, privileged or proprietary information of the Company and its clients or customers, which is not otherwise known to the general public. Such information includes, without limitation: non-public information concerning the Company’s current or potential clients or customers, current or prospective business plans, strategies or products, computer programs, systems or databases, methods of operation, financial models, investments or other business transactions, policies, procedures, and/or personnel information, (hereinafter “Confidential Information”). Such Confidential Information also includes any non-public information disclosed to the Company by a client, customer or other third party which the Company has agreed or is otherwise obligated to treat as confidential. I understand that such Confidential Information is a valuable and unique asset of the Company, and provides the Company with a competitive advantage specifically because it is not known to the general public. I also understand that the Company has fiduciary obligations, as well as obligations under state and federal law, to protect the confidentiality of this information and that those obligations extend to me personally as an employee. I further acknowledge and agree that improper use or disclosure of such information would cause immediate and irreparable damage to the business of the Company.

I therefore agree that I will hold all such Confidential Information in strictest confidence and will use it only as necessary in the performance of my duties as an employee of the Company and only for the purposes intended by the Company. I further agree that I will not directly or indirectly, use, publish or otherwise disclose any aspect of such Confidential Information to any person or entity outside the Company without prior written permission by an authorized representative, and that my obligations with respect to such Confidential Information are continuing, even after my employment ends.

Preservation of Property (Business Records).

I specifically understand and agree that all documents, (including, without limitation, all files, reports, manuals, books and records, account information, customer names, addresses and account numbers, planners, holding book or customer book pages, financial statements, or any models, spreadsheets, computer programs, databases or customer lists created or modified for the Company’s business purposes by an employee of the Company) related to the businesses of the Company and in my possession or to which I may have access as a result of my employment with the Company, (whether in written or electronic form), are and will remain the sole and exclusive property of the Company. I will not reproduce or appropriate for my own use, or for the use of others, any property of the Company. I further agree that upon my termination from the Company (for any reason whatsoever) and/or at any other time as the Company shall request, I will deliver to the custody of whatever person the Company shall designate, all originals or copies of such documents or other tangible property in my possession, including any electronic files which have come into my possession as a result of my employment with the Company, whether contained on Company owned electronic devices or equipment, or devices or equipment owned by me personally, and the Company has the right to inspect and remove from such devices or equipment any Company owned information.

Preservation of Employment and Customer Relationships.

To the fullest extent permitted by law, during my employment with the Company, and for six months after my termination (for whatever reason) I agree I will not directly or indirectly, on behalf of myself or any other person or entity, solicit or recruit any person employed by the Company to leave the employ of the Company, or otherwise interfere with the relationship between the Company and any of its employees. I similarly agree that during my employment with the Company and for six months after my termination (for whatever reason), I will not directly or indirectly solicit, invite, encourage or request any client or customer of the Company to whom I was introduced and for whom I worked, provided service or transacted business in the course and scope of my employment with the Company for the purpose of: obtaining that client or customer’s business for myself or any other person or entity, causing such client or customer to discontinue doing business with the Company, or otherwise interfering with the relationship between such clients or customers and the Company. I understand that the Company retains the sole discretion to waive or modify these restrictions, and may do so if in writing and signed by an authorized representative of the Company.

Interpretation and Enforcement.

Because my services are personal and unique and because I have access to and am or will be acquainted with Company Confidential Information, to the fullest extent permitted by law, the provisions of this Confidentiality Agreement shall be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of this Confidentiality Agreement. If any portion of this Confidentiality Agreement is adjudged to be unreasonable or unenforceable in any court or administrative forum of competent jurisdiction, both I and the Company specifically agree that the time period, or scope of any limitation set forth herein shall be modified so that the provision is construed to be reasonable and enforceable and achieves the intent expressed. In the event of any dispute regarding this Agreement, it will be interpreted and enforced to the extent permitted by law under the laws of the State of North Carolina.

By signing below I agree to abide by the terms and conditions set forth in this Confidentiality Agreement. I further acknowledge that this Confidentiality Agreement shall be effective as of the date signed and will supersede any inconsistent representations or promises I have been made (whether verbal or in writing) regarding the subject matters addressed herein. This Confidentiality Agreement can only be modified in a writing signed by an authorized representative of the Company.

ACCEPTED AND AGREED:

Name (Printed)

Signature

Date

PROPRIETARY RIGHTS AND INFORMATION AGREEMENT

In consideration of my employment by Bank of America Corporation or its affiliates and subsidiaries (hereinafter the “Company”), and my continued employment during such time as may be mutually agreeable, and of the opportunity to receive Company proprietary or confidential information, and other good and valuable consideration:

1. Assignment of Inventions. I hereby assign and agree to assign to the Company all my right, title and interest in and to all Inventions made or conceived by me: (i) in the course of my employment, (ii) or relating to the actual or anticipated business of the Company, or (iii) with the use of Company time, material, information, or facilities. The obligations under this paragraph apply during the period of my employment and six months thereafter. I acknowledge that all Inventions that are original works of authorship and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. For the purpose of this Agreement, “Invention” means all inventions, original works of authorship, developments, concepts, improvements, designs, software, know how, processes, technical or business methods, ideas, trade secrets or other proprietary data and the intellectual property rights (if any) related to any of the foregoing.

2. Prior Inventions. If, in the course of my employment with the Company, I incorporate into a product, service, business method or process of the Company an Invention that was made by me prior to my employment with the Company and which is owned by me, or in which I have an interest (each a “Prior Invention”), the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, make derivative works, use, reproduce and sell such Prior Invention.

3. Maintenance and Return of Records. I will keep and maintain adequate and current written records related to any Inventions made by me. The records will be available to and remain the sole property of the Company at all times. I agree that, at the time of leaving the employ of the Company for any reason or at any other time as Company may request, I will promptly deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all records, data, memorandum or any other documents or property (or copies of any of the foregoing) developed by me pursuant to my employment with Company or otherwise belonging to Company.

4. Cooperation. I will disclose all Inventions fully and promptly to the Company. I will execute all documents and do all things necessary to assist Company, at its expense, in protecting, maintaining and enforcing the Inventions and any intellectual property rights relating thereto throughout the world. I further agree that my obligations under this paragraph shall continue after the termination of my employment. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by me. I hereby waive any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Inventions assigned hereunder to the Company.

5. Company Information. I will hold and maintain, in strictest confidence and in accordance with Company policy, any proprietary and confidential information, including information relating to intellectual property developed during my term of employment. Such information is the sole property of the Company and I will not release or publish the information to anyone outside Company without prior authorization of my manager. I further agree that my obligation to maintain the confidentiality of Company proprietary or confidential information shall continue after the termination of my employment.

6. Former Employer Information. I agree that I will not improperly use, acquire or disclose any proprietary information, trade secrets or other intellectual property of any former employer or other person or entity and that I will not bring to Company any non-public document, proprietary information or other property belonging to any such employer or entity unless consented to in writing by such employer, or entity.

7. Third Party Information. I recognize that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in confidence and not disclose it consistent with the Company’s agreement with such third party.

8. Employment. I agree that this Agreement does not constitute a contract of employment. Nothing in this Agreement shall interfere with or limit in any way the right of Company to terminate my employment without cause or notice at any time, confer upon me any right to continue in the employ of Company, or change my existing at-will employee status.

9. Non-limitation of Rights. This Agreement shall not be construed to limit in any way any “shop rights” or other common law right of Company.

10. Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

11. Severability. If one or more of the provisions in this Agreement are deemed unenforceable, then the remaining provisions in this Agreement shall remain in full force and effect. Moreover, if one or more of the provisions in this Agreement are deemed excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent necessary under applicable law.

12. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company.

13. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

14. Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

This Agreement shall be effective as of the first day of my employment with the Company.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

Signature of Associate:

Print Name of Associate:

Date:

2

REIMBURSEMENT AGREEMENT

For Supplemental Payments and / or Signing Bonuses

The undersigned, Bank of America, National Association, its affiliates, subsidiaries, predecessors and successors (collectively, the “Company”) and Charles H. Noski (“Associate”), hereby agree as follows:

1.	In consideration of Associate’s agreement to become an employee of the Company, and to induce Associate to remain employed in good standing, the Company does hereby agree to pay to Associate the Signing Bonus as described and authorized in the Company’s offer letter dated April 13, 2010, a copy of which is attached hereto, and incorporated herein by reference, subject to the further terms and conditions contained in this Agreement.

2.	Notwithstanding the foregoing, in the event Associate voluntarily terminates his employment with the Company before the one (1) year anniversary of his receipt of the Signing Bonus, then in that event Associate shall repay to the Company the entire amount of the Signing Bonus within thirty (30) days of the date of termination.

3.	The Company’s promise to pay, and payment of the Signing Bonus is specifically conditioned upon Associate’s agreement to the terms set forth herein.

4.	Nothing in this Agreement should be construed as a promise of employment for a specified period of time. Associate remains employed at will and may terminate the employment relationship at any time, with or without Cause or notice and the Company reserves for itself an equal right.

5.	This Agreement (including any documents specifically incorporated by reference) is the complete understanding of the Parties regarding the Signing Bonus, and Associate’s re-payment obligations. This Agreement supersedes any prior oral or written understanding regarding the Signing Bonus and any changes to these terms must be in writing and signed by these Parties.

ACKNOWLEDGED AND AGREED:

Bank of America, National Association	Associate: Charles H. Noski

By:

Title:	Associate’s Signature

Date:	Date: